Exhibit 4.15

Version for signature

Amendment Document Number 14 to the Credit Agreement of March 14, 2013

Made and entered into in Tel Aviv on the 26th day of June 2022

By and between:	The entities enumerated in Appendix 1 of the Credit Agreement
in their function as Lenders (the “Lenders”)	of the first part

And:	Bank Hapoalim Ltd.
in its function as Credit Manager
and in its function as Security Trustee
(“Bank Hapoalim”)	of the second part

And:	Ceragon Networks Ltd.
Company no. 51-235244-4
of 24 Raoul Wallenberg Street, Tel Aviv, 6971920
(the “Borrower”)	of the third part

(each of the Lenders, the Credit Manager, the Security Trustee and the Borrower are hereinafter, the “Party” and jointly, the “Parties”).

Whereas:
on March 14, 2013 the Borrower entered into a credit agreement with the Lenders, inclusive of its appendices and attachments, as amended and as shall be amended from time to time (the “Credit Agreement”) in and under which, inter alia, the Borrower was provided with the “credit”; and

Whereas:	at the beginning of 2022 the global financial system is expected to reduce the use of the LIBOR interest rate; and

Whereas:	the Parties decided that the interest to replace the LIBOR interest rate in the Credit Agreement would be the SOFR interest rate, as defined below in this Amendment Document; and

Whereas:
in reliance on the correctness of the declarations and representations of the Borrower in the Credit Agreement and in this Amendment Document, as set forth below, and performance of all its undertakings as set forth in the Credit Agreement as amended in this Amendment Document, it was agreed to make amendment in Credit Agreement, all subject and pursuant to the terms and conditions of the Credit Agreement and this Amendment Document.

Now therefore the Parties hereto agree as follows:

1.	General

1.1
The preamble to this Amendment Document constitutes an integral part hereof. All terms mentioned heretofore and hereinafter in this Amendment Document shall have the meaning given to them in the Credit Agreement, unless explicitly stated otherwise.

1.2	For the avoidance of doubt, it is agreed that this Amendment Document constitutes part of the Credit Documents, as defined in section 2 of the Credit Agreement.

1.3
In addition to any declaration, representation or undertaking of the Borrower in the “Credit Documents” (as this term is defined in the Credit Agreement) or in any other agreement or document delivered or to be delivered to the Lenders in connection with the credit or in connection with the security, and without prejudicing or derogating from any of the foregoing (except as required from this Amendment Document), the Borrower declares, confirms and undertakes to the Lenders and office holders as follows:

1.3.1	the Borrower fully and accurately performed and is continuing to perform all the provisions of the Credit Agreement;

1.3.2
all the Borrower’s representations set forth in the Credit Agreement (with the exception of those set forth in sections 15.1.2, 15.1.3(a), 15.1.5, 15.1.6, 15.1.10, 15.1.11, 15.1.12 and 15.1.16 and also with the exception of the representation in section 15.1.1 only with respect to the fact that the Borrower’s shares are listed for trading on the Tel Aviv Stock Exchange Ltd.) remain in effect and are correct and complete as of the date of signature of this Amendment Document;

1.3.3
(a) the Borrower obtained all the decisions, agreements, authorizations, permits and approvals required under its documents of incorporation, under the provisions of any law and at the instruction of any authority whatsoever in connection with making this Amendment Document or in connection with the Credit Agreement and its appendices; (b) there is no need to adopt decisions or provide any additional consents or approvals; (c) all measures and acts required were taken to lawfully approve its entering into this Amendment Document; (d) all the Borrower’s undertakings under, within or in connection with this Amendment Document or the Credit Agreement or the other Credit Documents are lawful, in existence, valid, binding and enforceable against it according to their terms.

2.	Amendment of Credit Agreement

Effective from the date of signature of this Amendment Document:

2.1
Updating the definition of the LIBOR. Section 2 of the Credit Agreement shall be amended so that the definition of the term “LIBOR” shall be deleted and in its place shall be added the following definition:

“SOFR” – Secured Overnight Financing Rate	Variable interest at the Daily Simple SOFR reference rate and/or at the Term SOFR reference rate, all pursuant to the provisions of section 3.7.5 below.

2.2	Anywhere in the Credit Agreement where the word “LIBOR” appears shall be replaced by the word: “SOFR”.

2.3	The Credit Agreement shall be amended so that after section 3.7.4 of the Credit Agreement, the following section shall be inserted:

“3.7.5	Anywhere in this Agreement where the word “SOFR” appears, the following provisions shall apply:

3.7.5.1	The decision whether to provide credit at the Daily Simple SOFR reference rate and/or at the Term SOFR reference rate shall be at the sole discretion of each individual Lender.

3.7.5.2
The definition of the Daily Simple SOFR rate and/or the Term SOFR rate (including, but without derogating – the method of determination of interest, the identity of the publishing entity, the date of publication of the interest, etc.) is not uniform between the various Lenders, and therefore any provision of credit on the basis of SOFR shall be according to the accepted methodology and definitions at each individual Lender, at the sole discretion of such Lender.

3.7.5.3
At the time of provision of credit on the basis of SOFR, the Borrower shall sign all the accepted credit documents at each individual Lender referring, inter alia, to the definition of the Daily Simple SOFR rate and/or the Term SOFR rate.”

2.4	Replacement of Appendix 3.6.1.1 of the Credit Agreement. Appendix 3.6.1.1 of the Credit Agreement shall be replaced by the Appendix 3.6.1.1 of this Amendment Document.

2.5
Section 16.16 of the Credit Agreement shall be amended in such manner that the last sentence in the section shall be deleted (the sentence commencing with the word “Furthermore” and ending with the word “secured”) and it shall be replaced by the following sentence:

 “Furthermore, it is agreed that if, as a result of a Smart transaction, the Borrower shall owe any of the Lenders any amounts, this debt shall be deemed part of the “credit” and the “secured amounts”.”

3.	Miscellaneous

3.1
Unless explicitly determined otherwise in this Amendment Document, the conditions and undertakings set forth in this Amendment Document do not derogate or prejudice or alter any other undertaking of the Borrower to the Lenders or the validity of any security whatsoever provided in favor of the Security Trustee for the Lenders according to and under the Credit Agreement or the other Credit Documents or any other document or agreement delivered or to be delivered to the Lenders or any office holder in connection with the credit, and they shall continue to remain in full and binding effect, including any provisions relating to the rights of the Lenders to make the credit immediately payable, all pursuant and subject to the terms and conditions of the Credit Documents.

3.2
This Amendment Document, unless explicitly stated herein otherwise, is in addition to and shall not derogate from, alter or prejudice the provisions of the Credit Agreement and the Amendment Documents, and except as explicitly stated in this Amendment Document, all rights of the Lenders and the Borrower under the Credit Agreement, the Amendment Documents and under the provisions of any law, are saved absolutely.

3.3	This Amendment Document may be signed by the Parties to it in one copy or several separate copies by any of the Parties, which shall jointly constitute one document.

[signature page follows]

In witness whereof, the Parties hereto affix their signature:

__________________________ Ceragon Networks Ltd.	___________________________ Bank Hapoalim Ltd. (as Lender, in its position as Credit Manager and in its position as Security Trustee)
___________________________________ First International Bank of Israel Ltd. (as Lender)
________________________ HSBC Bank PLC (as Lender)
___________________________ Bank Leumi Le-Israel B.M. (as Lender)

Attorney certification

I, the undersigned, __________, Adv., serving as legal advisor to Ceragon Networks Ltd. (the “Borrower”), hereby certify that this Amendment Document was duly signed by the Borrower, by means of _________, I.D. no. _______ and __________, I.D. no. ________, according to a resolution of the Borrower which was duly adopted, and in accordance with the Borrower’s updated documents of incorporation. Likewise, I hereby certify that this agreement was signed by those persons with authority to bind the Borrower, whose signature on this agreement binds the Borrower for all intents and purposes.

__________________________ Date	________________________ Attorney signature and stamp

Appendix 3.6.1.1

Date:      _______________
To:
_________________ (hereinafter, the “Lender”)

Dear Sir/Madam,

Re:          Ceragon Networks Ltd. – Withdrawal Application1
Pursuant to the Provisions of the Credit Agreement of March 14, 2013

Pursuant to the provisions of section 3.6 of the credit agreement signed on March 14, 2013 between us and the Lenders specified in Appendix 1 of the aforesaid credit agreement and Bank Hapoalim Ltd., in its capacity as Credit Manager and Security Trustee, including its appendices and/or any amendment and/or addendum and/or modification thereto (hereinafter, the “Credit Agreement”), and subject to the provisions of the Credit Agreement, we hereby write to you as follows:

4.
We hereby request that you provide us, on ___________ / by no later than _________ (hereinafter, the “Withdrawal Date”) with a loan in the amount of ________________ (_________________) US Dollars[2] (hereinafter, the “Withdrawal Amount”)[3] for a period of [4]: month / two months / three months / four months / five months / six months / another period of5: _________ (hereinafter, the “Loan Period”), which shall bear variable interest at the Daily Simple SOFR reference rate at the Daily Simple SOFR rate (for a period of ______) with an additional rate of ____% per annum and/or at the Term SOFR reference rate (for a period of______) with an additional rate of __% per annum [6] (subject only to your having provided us with the Withdrawal Amount in our account at your bank on the requested Withdrawal Date constituting your approval of the aforesaid interest rate7) with an Interest Period of:[8] month / three months / six months / another period of: ____________ (hereinafter, the “Interest Period”).

[1]
The Withdrawal Application must be delivered to the Lender by registered mail, fax or in any other manner to be agreed with the Lender. If on the date of submission of the Application an original copy of the Application is not delivered, the Lender must be furnished with an original copy of the Withdrawal Application by registered mail by no later than 7 (seven) business days after the date of this Withdrawal Application.

[2]
In the event it is agreed in advance and in writing with the relevant Lender that the loan will be provided in New Israeli Shekels or in foreign currency which is not US dollars, the currency name shall be altered.

[3]	Please specify an amount of not less than 200,000 (Two Hundred Thousand) US dollars.
[4]	Please choose the relevant loan period.
[5]	Another loan period may be chosen, if the prior written consent of the relevant Lender is granted, provided that the period is shorter than six months.
[6]
In the event it is agreed in advance and in writing with the relevant Lender that the loan will be provided in New Israeli Shekels, the “SOFR” shall be replaced by the quoted basic interest rate - “Prime”.

[7]	It is hereby clarified, for the avoidance of doubt only, that nothing in this Withdrawal Application shall derogate from the provisions of the Credit Agreement in relation to withdrawal of loans.
[8]
The Interest Period in relation to a loan shall be one month; however, (a) in relation to loans for a period of three months an Interest Period of three months may be chosen, (b) in relation to loans for a period of six months, an Interest Period of three months or six months may be chosen, (c) in relation to loans for a period longer than one month but shorter than three months (not including three months) and in relation for a period longer than three months but shorter than six months (not including six months), different Interest Period may be chosen, if the Lender’s prior written consent was given.

5.	The nominal annual interest rate as of ____________ is __%.

6.	The adjusted annual interest rate as of ____________ is __%.

7.	The nominal annual default interest rate as of _________ is __%.

8.	The adjusted annual default interest rate as of _________ is __%.

9.	We hereby declare and undertake the following:

9.1	The Withdrawal Date is a business day during the availability period;

9.2	The Withdrawal Amount requested does not exceed the unutilized balance of the line of credit of the loans at the Lender;

9.3	The Loan Period does not terminate after the final date of payment;

9.4
No Event of Default occurred (without taking into account cure and/or waiting periods, if any are granted under the provisions of the Credit Agreement), which was not remedied by the date of this Withdrawal Application and no Event of Default shall occur (without taking into account cure and/or waiting periods, if any are granted under the provisions of the Credit Agreement) in consequence of extending of the loan under this Withdrawal Application;

9.5
All the representations set forth in section 15 of the Credit Agreement, with the exception of those set forth in sections: 15.1.1 (only with respect to the fact that the Borrower’s shares are listed for trading on the Tel Aviv Stock Exchange Ltd.), 15.1.2, 15.1.3(a), 15.1.5, 15.1.6, 15.1.10, 15.1.11, 15.1.16, 15.1.25, and 15.1.28 to 15.1.30 of the Credit Agreement are true and accurate, as of the Withdrawal Date.

10.	Any term not defined in this Withdrawal Application shall have the meaning ascribed to it in the Credit Agreement.

11.	Our application is being submitted pursuant to the provisions of the Credit Agreement and constitutes a Credit Document, as this agreement term is defined in the Credit Agreement.

Sincerely, ____________________ Ceragon Networks Ltd.